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EXHIBIT 2

AGREEMENT
ABBOTT LABORATORIES STOCK RETIREMENT TRUST
SECURITIES AND EXCHANGE COMMISSION SCHEDULE 13G FILINGS

        The undersigned, being co-trustees of the Abbott Laboratories Stock Retirement Trust (the "Trust"), hereby agree that one Securities and Exchange Commission Schedule 13G (and any required amendment(s) thereto) be filed on their behalf with respect to the Trust's beneficial ownership interest in shares of common stock of Abbott Laboratories. This Agreement may be revoked in writing by any one of the undersigned.

Date: January 25, 2002	/s/ THOMAS C. FREYMAN Thomas C. Freyman
/s/ GREG W. LINDER Greg W. Linder
/s/ THOMAS M. WASCOE Thomas M. Wascoe

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EXHIBIT 2